RESOLUTION OF THE SHAREHOLDERS OF BENTLEY INTERNATIONAL, INC.
                       SETTING FORTH PLAN OF LIQUIDATION


RESOLVED:

To authorize the Board of Directors, in its complete discretion, to take any and all actions necessary to effect all of the following actions, upon such terms and conditions as the Board of Directors shall deem appropriate and pursuant to the General Business Corporations Law of Missouri: (i) to pay off or establish a reserve to pay off all legally enforceable liabilities of the Corporation and to use those assets remaining after making such payments to distribute assets to the shareholders in complete or partial liquidation of all of the assets of the Company and to redeem and cancel all of the outstanding shares of common stock of the Company or, in the alternative, (ii) to dissolve and terminate the corporate existence of the Company, as well as to liquidate all of the assets of the Company as described in (i) above, and, in addition, (iii) to revoke any decision of the Board of Directors to take any of the foregoing actions pursuant to clause (i) or (ii).

Dated September 27, 1999